Registration Statement Supplement

John Hancock Collateral Trust (the fund)

Supplement dated March 31, 2022 to the fund’s Registration Statement, as may be supplemented (the Registration Statement)

Effective March 31, 2022 (the Effective Date), Connor Minnaar, CFA, will be added as a portfolio manager of the fund. In addition, as of the Effective Date, Jeffrey N. Given, CFA, will no longer serve as a portfolio manager of the fund. Accordingly, as of the Effective Date, all references to Mr. Given will be removed from the Registration Statement.

As of the Effective Date, the following information is amended and supplemented under “ITEM 20. PORTFOLIO MANAGERS” in the Registration Statement:

(a)	Other Accounts Managed.

The following table provides information regarding other accounts for which each portfolio manager of the Fund has day-to-day management responsibilities. Accounts are grouped into three categories: (i) other investment companies (and series thereof); (ii) other pooled investment vehicles; and (iii) other accounts. To the extent that any of these accounts pay advisory fees that are based on account performance (“performance-based fees”), information on those accounts is specifically broken out. In addition, any assets denominated in foreign currencies have been converted into U.S. dollars using the exchange rates as of the applicable date.

The following table reflects information as of February 28, 2022:

	Other Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts	Total Assets (Mil)	Number of Accounts	Total Assets (Mil)	Number of Accounts	Total Assets (Mil)
Connor Minnaar	0	$0	0	$0	0	$0

The Subadvisor does not receive a fee based upon the investment performance of any of the accounts included under “Other Accounts Managed by the Portfolio Managers” in the table above.

(c)	Ownership of Securities.

As of February 28, 2022, Connor Minnaar did not own shares of the Fund.

You should read this supplement in conjunction with the Registration Statement and retain it for your future reference.

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